EXHIBIT 99.1

 NEWS RELEASE

American Eagle Outfitters

Announces the Appointment of Roger Markfield

to Vice Chairman, Executive Creative Director

Pittsburgh - January 15, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) announced today that Roger Markfield, former Chief Merchandising Officer/ Co-CEO of AEO Inc, and current member of the AEO board of directors has been appointed to a newly-created full time role as Vice Chairman, Executive Creative Director of American Eagle Outfitters, Inc. Reporting to Chief Executive Officer, Jim O'Donnell, Markfield will work closely with all creative areas of the AE brand, including design, merchandising and marketing.

"I am extremely pleased to have Roger's full-time commitment as we respond to the current business challenges," said Jim O'Donnell, Chief Executive Officer. "Roger brings proven creative vision and merchandising talent, which are well-recognized throughout the industry. Most importantly, his successful history and connection with the AE brand will be instrumental as we look to strengthen the women's business, and drive our overall market position as a leading lifestyle brand. I am confident in our future and believe that this important appointment will serve to build a strong foundation for on-going success."

Roger Markfield has worked with AEO, Inc. since 1993, serving in various capacities including: Chief Merchandising Officer from 1995 to 2002, a member of board of directors since 1999, Co-CEO from December 2002 to November 2003, and Vice Chairman from 2003 to 2006.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 858 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 116 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids™ by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding future success. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's future expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300